UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 21, 2021 (May 14, 2021)

LendingTree, Inc.

(Exact name of registrant as specified in charter)

Delaware	001-34063	26-2414818
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1415 Vantage Park Dr., Suite 700 Charlotte NC	28203
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (704) 541-5351

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	TREE	Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As disclosed in our Form 8-K filed on April 29, 2021, Trent Ziegler, Vice President, Investor Relations and Treasurer of LendingTree, Inc. (“we,” “us” or “the Company”), has been appointed as our Chief Financial Officer, effective May 17, 2021. Mr. Ziegler will continue to serve as our Treasurer.

On May 14, 2021, the compensation committee of the board of directors of the Company (the “Committee”) approved certain changes to the compensation of Mr. Ziegler in connection with and contingent upon his transition to the role of Chief Financial Officer. Effective May 23, 2021, Mr. Ziegler will be provided with an increase in his annual base salary to $325,000. Mr. Ziegler will also receive an increase in his annual bonus opportunity to 50% of his annual base salary and be eligible to receive an annual grant of equity awards, with each annual grant having an aggregate target grant date fair value of $800,000. Mr. Ziegler’s increased annual bonus opportunity and eligibility to receive an annual grant of equity awards are effective as of January 1, 2021. On or about June 3, 2021, Mr. Ziegler will be granted a one-time equity award, 50% of which will be in non-qualified stock options and 50% of which will be in restricted stock units. The award will have a grant date fair value of $600,000 and vest in equal annual installments over three years. Mr. Ziegler will also be a participant in the LendingTree Executive Severance Pay Plan as a Tier A executive.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 21, 2021
LENDINGTREE, INC.

	By:	/s/ Lisa M. Young
Lisa M. Young General Counsel